Exhibit 99.1

For Immediate Release Contact: Mary Ellen Fukuhara Starbucks Investor Relations (206) 318-4025

Starbucks Announces Record Fourth Quarter and Fiscal 2003 Results
Customer Focus and Innovation Drives Highest Annual Revenues and Earnings in Company History
12th Consecutive Year of Comparable Store Sales Growth of 5% or Greater
Company Reiterates Fiscal 2004 Targets as Strong Momentum Continues

SEATTLE; November 13, 2003 — Starbucks Corporation (Nasdaq: SBUX) today announced record revenues and earnings for its fiscal fourth quarter and its 52 weeks ended September 28, 2003.

For the 13 weeks ended September 28, 2003, consolidated net revenues increased 25 percent to $1.1 billion from $865 million for the same period in fiscal 2002. Net earnings for the 13-week period ended September 28, 2003 increased 21 percent to $69.6 million from $57.7 million for the same period in fiscal 2002. Diluted earnings per share were $0.17 for the 13-week period ended September 28, 2003, compared to $0.14 for the comparable period in fiscal 2002.

For the 52 weeks ended September 28, 2003, consolidated net revenues increased 24 percent to $4.1 billion from $3.3 billion for the same period in fiscal 2002. Net earnings for the 52-week period ended September 28, 2003 increased 26 percent to $268.3 million from $212.7 million for the same period in fiscal 2002. Diluted earnings per share were $0.67 for the 52-week period ended September 28, 2003, compared to $0.54 per share for the comparable period in fiscal 2002.

Consolidated Financial and Operating Summary

Retail revenues increased 24.3 percent to $913.1 million for the 13 weeks ended September 28, 2003. The increase was primarily attributable to the opening of 602 new Company-operated retail stores, the acquisition of Seattle’s Best Coffee® and Torrefazzione Italia® stores in July, and an increase in comparable store sales of 9 percent for the period. The increase in comparable store sales was due almost entirely to an increase in customer transactions.

Specialty revenues increased 28.5 percent to $167.9 million for the 13 weeks ended September 28, 2003. The increase was primarily attributable to growth in domestic retail licensing, the acquisition of Seattle Coffee Company, and growth in the foodservice channel. The product innovations and promotions, which have driven sales in the Company-operated retail channels, have also contributed to the non-retail channels.

Cost of sales and related occupancy costs were 41.5 percent of net revenues for the 13 weeks ended September 28, 2003, compared to 41.1 percent for the corresponding period of fiscal 2002. This increase was primarily due to a shift in the non-retail revenue mix to lower margin products and higher green coffee costs. These increases were partially offset by leverage gained on fixed occupancy costs distributed over an expanded revenue base.

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Store operating expenses as a percentage of retail revenues increased to 40.9 percent for the 13 weeks ended September 28, 2003, from 40.6 percent for the corresponding period of fiscal 2002. The increase was primarily due to payroll-related expenditures and was partially offset by lower provisions for asset impairment for international Company-operated retail stores.

Other operating expenses (expenses associated with the Company’s specialty operations) decreased to 26.0 percent of specialty revenues for the 13 weeks ended September 28, 2003, compared to 26.1 percent in the corresponding period of fiscal 2002, primarily due to the additional revenue streams generated by Seattle Coffee Company, partially offset by higher payroll-related expenditures for non-retail channels.

Depreciation and amortization expenses increased to $62.7 million for the 13 weeks ended September 28, 2003, from $54.4 million in the corresponding period of fiscal 2002 primarily due to the opening of additional North American and international Company-operated retail stores. As a percentage of total net revenues, depreciation and amortization decreased to 5.8 percent from 6.3 percent.

General and administrative expenses increased to $57.1 million for the 13 weeks ended September 28, 2003, from $46.7 million in the corresponding period of fiscal 2002. The increase was primarily due to higher payroll-related expenditures. However, as a percentage of total net revenues, general and administrative expenses decreased to 5.3 percent from 5.4 percent.

Income from equity investees was $17.4 million for the 13 weeks ended September 28, 2003, compared to $12.5 million in the corresponding period of fiscal 2002. The increase was primarily due to continued strong results by the North American Coffee Partnership, the Company’s 50 percent owned ready-to-drink partnership with the Pepsi-Cola Company, from expanded product lines, lower direct costs, and manufacturing efficiencies. Also contributing to the increase was the addition of two profitable equity investees, as Starbucks increased its proportionate ownership in the Taiwan and Shanghai markets to 50 percent during the fourth quarter.

Operating income increased 26.5 percent to $112.4 million for the 13 weeks ended September 28, 2003, from $88.8 million in the corresponding period of fiscal 2002, mainly due to revenue growth. The operating margin increased to 10.4 percent of total net revenues in the 13 weeks ended September 28, 2003, compared to 10.2 percent in the corresponding period of fiscal 2002, primarily due to strong revenue growth during the quarter, partially offset by a shift in the revenue mix to lower margin products and higher green coffee costs.

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Interest and other income decreased to $0.8 million for the 13 weeks ended September 28, 2003, from $3.2 million in the corresponding period of fiscal 2002, primarily due to foreign currency exchange losses related to a higher volume of Euro-based transactions and the relative decline in value of the United States dollar, compared to foreign currency exchange gains in the prior period.

Income taxes for the 13 weeks ended September 28, 2003 were based on an effective tax rate of 38.5 percent, compared to 37.3 percent in the corresponding period of fiscal 2002, as a result of a shift in the composition of the Company’s pre-tax earnings in fiscal 2003. Operations based in the United States were more profitable than the prior year, and international operations, which are in various phases of development, generated greater non-deductible losses than anticipated.

Fiscal 2004 Targets

The Company reiterated the following fiscal 2004 targets:

•	Open approximately 1,300 new stores on a global basis. In continental North America, including Canada, the Company plans to open approximately 575 Company-operated locations and 375 licensed locations. Internationally, the Company plans to open approximately 50 locations in Company-operated markets and 300 locations in licensed markets.

•	The Company continues to target total revenue growth of approximately 20 percent, and comparable store sales growth in the range of 3-7 percent, with monthly anomalies.

•	The Company expects earnings per share of $0.83-$0.85 for fiscal 2004, including an approximately $0.02 per share benefit from a 53rd week in fiscal 2004. The entire benefit from the 53rd week will occur in fourth quarter 2004. On a quarterly basis, we expect year-over-year earnings per share growth of approximately 20 percent in the first three quarters of 2004, and approximately 40 percent in Q4 2004.

In addition, Starbucks expects the effective tax rate to be 38.0 percent for fiscal 2004. The Company is planning for capital expenditures to be in the range of $450 to $475 million.

Starbucks will be holding a conference call today at 1:30 p.m. Pacific time, which will be hosted by Orin Smith, president and chief executive officer, Michael Casey, executive vice president and chief financial officer, and Jim Donald, president, North America. The call will be broadcast live over the Internet and can be accessed at the Company’s web site address of http://www.starbucks.com/aboutus/investor.asp. A replay of the call will be available from approximately 4:30 p.m. Pacific time today through 4:30 p.m. Pacific time on November 20, 2003, by calling 1-800-642-1687, reservation number 3382397, or by accessing it via the Company’s web site at http://www.starbucks.com/aboutus/investor.asp.

The Company’s consolidated financial statements, operating segment results, and other additional information have been provided on the following pages in accordance with current year classifications, and should be reviewed in conjunction with this press release.

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STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	13 Weeks Ended			13 Weeks Ended

	September 28, 2003	September 29, 2002	% Change	September 28, 2003	September 29, 2002

	(in thousands, except per share data)
				As a % of total net revenues
				(unless otherwise indicated)

Net revenues:
Retail	$913,066	$734,543	24.3%	84.5%	84.9%
Specialty	167,948	130,655	28.5%	15.5%	15.1%

Total net revenues	1,081,014	865,198	24.9%	100.0%	100.0%
Cost of sales and related occupancy costs	448,960	355,500		41.5%	41.1%
Store operating expenses	373,663	298,187		(a) 40.9%	(a) 40.6%
Other operating expenses	43,658	34,041		(b) 26.0%	(b) 26.1%
Depreciation and amortization expenses	62,697	54,411		5.8%	6.3%
General and administrative expenses	57,071	46,721		5.3%	5.4%
Income from equity investees	17,401	12,465		1.6%	1.4%

Operating income	112,366	88,803	26.5%	10.4%	10.2%
Interest and other income, net	772	3,216		0.1%	0.4%

Earnings before income taxes	113,138	92,019		10.5%	10.6%
Income taxes	43,542	34,339		4.1%	3.9%

Net earnings	$69,596	$57,680	20.7%	6.4%	6.7%

Net earnings per common share - diluted	$0.17	$0.14

Weighted average shares outstanding - diluted	404,500	399,227

(a)    Calculated as a percentage of retail revenues.

(b)    Calculated as a percentage of specialty revenues.

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STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	52 Weeks Ended			52 Weeks Ended

	September 28, 2003	September 29, 2002	% Change	September 28, 2003	September 29, 2002

	(in thousands, except per share data)
				As a % of total net revenues
				(unless otherwise indicated)

Net revenues:
Retail	$3,449,624	$2,792,904	23.5%	84.6%	84.9%
Specialty	625,898	496,004	26.2%	15.4%	15.1%

Total net revenues	4,075,522	3,288,908	23.9%	100.0%	100.0%
Cost of sales and related occupancy costs	1,685,928	1,350,011		41.4%	41.0%
Store operating expenses	1,390,086	1,121,108		(a) 40.3%	(a) 40.1%
Other operating expenses	167,543	127,178		(b) 26.8%	(b) 25.6%
Depreciation and amortization expenses	237,807	205,557		5.8%	6.3%
General and administrative expenses	207,841	202,161		5.1%	6.1%
Income from equity investees	38,396	33,445		0.9%	1.0%

Operating income	424,713	316,338	34.3%	10.4%	9.6%
Interest and other income, net	11,622	9,300		0.3%	0.3%
Gain on sale of Starbucks Japan shares	—	13,361		0.0%	0.4%

Earnings before income taxes	436,335	338,999		10.7%	10.3%
Income taxes	167,989	126,313		4.1%	3.8%

Net earnings	$268,346	$212,686	26.2%	6.6%	6.5%

Net earnings per common share - diluted	$0.67	$0.54

Weighted average shares outstanding - diluted	401,648	397,526

(a)    Calculated as a percentage of retail revenues.

(b)    Calculated as a percentage of specialty revenues.

The following reconciliation of net earnings and earnings per share is provided to assist the reader with understanding the financial impact of one-time items:

	52 Weeks Ended			52 Weeks Ended

(unaudited and in thousands, except per share data)	September 28, 2003	September 29, 2002	% Change	September 28, 2003	September 29, 2002

Net earnings, as reported above	$268,346	$212,686	26.2%	$0.67	$0.54
Gain on sale of Starbucks Japan shares (net of tax)	—	(8,417)		—	(0.02)
Settlement charge included in general and administrative expenses (net of tax)	—	11,340		—	0.02

Net earnings, excluding one-time items	$268,346	$215,609	24.5%	$0.67	$0.54

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STARBUCKS CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	September 28,	September 29,
	2003	2002

	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$200,907	$99,677
Short-term investments — Available-for-sale securities	128,905	217,302
Short-term investments — Trading securities	20,199	10,360
Accounts receivable, net of allowances of $4,809 and $3,680, respectively	111,704	97,573
Inventories	342,944	263,174
Prepaid expenses and other current assets	55,173	42,351
Deferred income taxes, net	61,453	42,206

Total current assets	921,285	772,643
Long-term investments — Available-for-sale securities	136,159	—
Equity and other investments	144,257	102,538
Property, plant and equipment, net	1,384,902	1,265,756
Other assets	52,113	43,691
Goodwill and other intangible assets	91,030	29,764

TOTAL ASSETS	$2,729,746	$2,214,392

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$168,984	$135,994
Accrued compensation and related costs	152,608	105,899
Accrued occupancy costs	56,179	51,195
Accrued taxes	54,934	54,244
Other accrued expenses	101,800	72,289
Deferred revenue	73,476	42,264
Current portion of long-term debt	722	710

Total current liabilities	608,703	462,595
Deferred income taxes, net	33,217	22,496
Long-term debt	4,354	5,076
Other long-term liabilities	1,045	1,036
Shareholders’ equity:
Common stock and additional paid-in capital — Authorized, 600,000,000; issued and outstanding, 393,692,536 and 388,228,592 shares, respectively, (includes 1,697,100 common stock units in both periods)	959,103	891,040
Other additional paid-in-capital	39,393	39,393
Retained earnings	1,069,683	801,337
Accumulated other comprehensive income (loss)	14,248	(8,581)

Total shareholders’ equity	2,082,427	1,723,189

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,729,746	$2,214,392

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STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	52 Weeks Ended

	September 28, 2003	September 29, 2002

OPERATING ACTIVITIES:
Net earnings	$268,346	$212,686
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	259,271	221,141
Gain on sale of investment	—	(13,361)
Provision for impairments and asset disposals	7,784	26,852
Deferred income taxes, net	(5,932)	(6,088)
Equity in income of investees	(22,813)	(19,584)
Tax benefit from exercise of non-qualified stock options	36,589	44,199
Net accretion of discount and amortization of premium on marketable securities	5,996	—
Cash provided/(used) by changes in operating assets and liabilities:
Inventories	(64,768)	(41,379)
Prepaid expenses and other current assets	(12,861)	(12,460)
Accounts payable	24,990	5,463
Accrued compensation and related costs	42,132	24,087
Accrued occupancy costs	4,293	15,343
Deferred revenue	30,732	15,321
Other operating assets and liabilities	(4,568)	5,465

Net cash provided by operating activities	569,191	477,685
INVESTING ACTIVITIES:
Purchase of available-for-sale securities	(323,331)	(339,968)
Maturity of available-for-sale securities	180,687	78,349
Sale of available-for-sale securities	88,889	144,760
Purchase of Seattle Coffee Company, net of cash acquired	(72,672)	—
Net additions to equity, other investments and other assets	(47,259)	(15,841)
Distributions from equity investees	28,966	22,834
Additions to property, plant and equipment	(357,282)	(375,474)

Net cash used by investing activities	(502,002)	(485,340)
FINANCING ACTIVITIES:
Proceeds from issuance of common stock	107,183	107,467
Principal payments on long-term debt	(710)	(697)
Repurchase of common stock	(75,710)	(52,248)

Net cash provided by financing activities	30,763	54,522
Effect of exchange rate changes on cash and cash equivalents	3,278	1,560

Net increase in cash and cash equivalents	101,230	48,427
CASH AND CASH EQUIVALENTS:
Beginning of period	99,677	51,250

End of the period	$200,907	$99,677

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$265	$303
Income taxes	$140,107	$105,339

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Segment Results

Starbucks Corporation is organized into a number of business units that correspond to the Company’s two operating segments: North American Retail and Business Alliances, which includes North American store licensing and foodservice accounts. All other business units include international retail, international store licensing, grocery channel licensing, warehouse club accounts, interactive operations, equity investees and other initiatives.

The tables below present net revenues, operating income by operating segment and operating income as a percentage of related revenues, net of intersegment eliminations for the periods indicated:

(unaudited, in thousands)

			All other
	North American	Business	business	Unallocated
13 weeks ended	Retail	Alliances	units	corporate (b)	Total

September 28, 2003
Total net revenues (a)	$832,284	$81,624	$167,106	$—	$1,081,014
Operating income	128,003	15,388	34,509	(65,534)	112,366
Operating income as a percentage of related revenues	15.4%	18.9%	20.7%	—	10.4%

September 29, 2002
Total net revenues (a)	$674,345	$58,725	$132,128	$—	$865,198
Operating income	109,447	14,501	17,625	(52,770)	88,803
Operating income as a percentage of related revenues	16.2%	24.7%	13.3%	—	10.2%

52 weeks ended
September 28, 2003
Total net revenues (a)	$3,159,225	$302,396	$613,901	$—	$4,075,522
Operating income	521,795	60,892	81,223	(239,197)	424,713
Operating income as a percentage of related revenues	16.5%	20.1%	13.2%	—	10.4%

September 29, 2002
Total net revenues (a)	$2,583,756	$222,410	$482,742	$—	$3,288,908
Operating income	432,513	56,605	60,527	(233,307)	316,338
Operating income as a percentage of related revenues	16.7%	25.5%	12.5%	—	9.6%

(a)    Included in all other business units are revenues for the Company’s international retail business unit of $80,782 and $60,198 for the 13 weeks ended September 28, 2003 and September 29, 2002, respectively, and $290,399 and $209,148 for the 52 weeks ended September 28, 2003 and September 29, 2002, respectively. Revenues for both North American Retail and international retail are reflected in “Retail” revenues, and all other revenues are included in “Specialty” revenues on the accompanying consolidated statements of earnings.

(b)    Unallocated corporate includes general and administrative expenses and certain depreciation expenses on general and administrative related assets.

North American Retail revenues increased 23.4 percent, to $832.3 million for the 13 weeks ended September 28, 2003, from $674.3 million for the corresponding period of fiscal 2002, primarily due to the opening of new retail stores, an increase in comparable store sales of 9 percent and the July 2003 acquisition of 49 Seattle’s Best Coffee LLC and 21 Torrefazione Italia LLC stores. The increase in comparable store sales was due almost entirely to higher transaction volume, driven by product innovation and speed of service initiatives. Operating income increased 17.0 percent to $128.0 million for the 13 weeks ended September 28, 2003, from $109.4 million in the corresponding period in 2002. Operating margin decreased from 16.2 percent in the prior year to 15.4 percent, primarily due to a continuing trend of increasing green coffee costs as well as higher payroll-related expenditures.

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Business Alliances revenues increased 39.0 percent, to $81.6 million for the 13 weeks ended September 28, 2003, from $58.7 million in the corresponding period in fiscal 2002, primarily due to the opening of 323 new licensed stores predominantly in supermarkets, and the resulting increase in product sales to and royalty revenues from those licensees. Growth in the foodservice channel also contributed to the increase primarily due to the addition of new accounts and additional sales of non-coffee items, such as packaged food and tea products. Operating income increased 6.1 percent to $15.4 million for the 13 weeks ended September 28, 2003, from $14.5 million in the corresponding period in fiscal 2002. Operating margin decreased to 18.9 percent of related revenues from 24.7 percent in the prior year due to continued investments to restructure distribution channels and the change in sales mix to lower margin products.

Revenues for all other business units increased 26.5 percent, to $167.1 million for the 13 weeks ended September 28, 2003, from $132.1 million for the corresponding period of fiscal 2002. The increase was mainly due to 34.2 percent revenue growth for international retail operations, attributable to 67 new Company-operated retail stores and 9 percent comparable store sales growth, as well as the addition of Seattle Coffee Company non-retail channels. Operating income increased by 95.8 percent to $34.5 million for the 13 weeks ended September 28, 2003, from $17.6 million in the corresponding period in 2002, primarily due to improved performance in international retail, the North American Coffee Partnership, international licensing and the addition of Seattle Coffee Company non-retail operations. Operating margin increased to 20.7 percent from 13.3 percent in the prior year.

Starbucks is currently evaluating a reorganization of its operating segments into two geographically distinct operations: United States and International. Starbucks plans to finalize these changes and prepare comparable segment data for prior periods in its annual report on Form 10-K.

Investment Accounting Change

During fiscal 2003, Starbucks increased its equity ownership to 50 percent for several of its international licensed operations, which enabled the Company to exert significant influence over their operating and financial policies. For these operations, consisting of Shanghai, Spain, and Taiwan, management determined that a change in accounting method, from the cost method to the equity method, was required. This accounting change included adjusting information reported prior to the 13-week period ended September 28, 2003, for the Company’s proportionate share of net losses as required by Accounting Principles Board Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock.”

As shown in the table below, the cumulative effect of the accounting change to the equity method resulted in a $0.1 million reduction of previously reported net earnings for the first three fiscal quarters of 2003. The restatements below include the accounting changes for Shanghai, Spain and Taiwan. These amounts are subsequent to the accounting changes for Switzerland and Austria, which were included in the Company’s fiscal second quarter earnings release:

				39 weeks
	13 weeks ended			ended

(in thousands, except earnings per share)	December 29,	March 30,	June 29,	June 29,
	2002	2003	2003	2003

Net earnings, previously reported	$78,406	$52,051	$68,414	$198,871
Effect of change to equity method	(44)	(19)	(59)	(122)

Net earnings, as restated	$78,362	$52,032	$68,355	$198,749

Net earnings per common share — basic:
Previously reported	$0.21	$0.13	$0.17	$0.51

As restated	$0.20	$0.13	$0.17	$0.51

Net earnings per common share — diluted:
Previously reported	$0.20	$0.13	$0.17	$0.50

As restated	$0.20	$0.13	$0.17	$0.50

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Similarly, reductions of net earnings of $0.1 million for both the 52 weeks ended September 29, 2002 and September 30, 2001, have also been recorded. For fiscal years prior to 2001, the total impact of the accounting changes was a reduction of net earnings of $0.2 million. The following table summarizes the effects of the investment accounting change on net earnings and earnings per share for the periods indicated.

	13 weeks ended				52 weeks ended

(in thousands, except earnings per share)	December 30, 2001	March 31, 2002	June 30, 2002	September 29, 2002	September 29, 2002	September 30, 2001

Net earnings, previously reported	$67,720	$31,723	$55,668	$57,688	$212,799	$180,426
Effect of change to equity method	(11)	18	(112)	(8)	(113)	(91)

Net earnings, as restated	$67,709	$31,741	$55,556	$57,680	$212,686	$180,335

Net earnings per common share - basic:
Previously reported	$0.18	$0.08	$0.14	$0.15	$0.55	$0.48

As restated	$0.18	$0.08	$0.14	$0.15	$0.55	$0.47

Net earnings per common share - diluted:
Previously reported	$0.17	$0.08	$0.14	$0.14	$0.54	$0.46

As restated	$0.17	$0.08	$0.14	$0.14	$0.54	$0.46

Acquisition of Seattle Coffee Company

On July 14, 2003, Starbucks completed its acquisition of Seattle Coffee Company from AFC Enterprises, Inc., in an-all cash transaction of approximately $73 million. Seattle Coffee Company includes the Seattle’s Best Coffee® (“SBC”) and Torrefazione Italia® Coffee (“TI”) brands, which complements the Company’s existing portfolio of products. Included in stores open as of September 28, 2003, are 43 SBC and 21 TI Company-operated stores and 74 SBC franchised stores.

Store Data

The following table summarizes the number of net new Starbucks Company-operated and licensed retail stores opened in fiscal 2003, as well as total Company store count for the 52-week period ended September 28, 2003. Total Company store count includes Seattle’s Best Coffee® and Torrefazione Italia® stores acquired on July 14, 2003:

	Net Starbucks	Total Company
	stores opened	stores open

Continental North America:
Company-operated Stores	535	4,095
Licensed Stores	323	1,475

	858	5,570
International:
Company-operated Stores	67	451
Licensed Stores	276	1,204

	343	1,655

Total	1,201	7,225

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Starbucks Coffee Company is the leading retailer, roaster and brand of specialty coffee in the world, with more than 7,000 retail locations in North America, Latin America, Europe, the Middle East and the Pacific Rim. The Company is committed to offering the highest quality coffee and the Starbucks Experience while conducting its business in ways that produce social, environmental and economic benefits for communities in which it does business. In addition to its retail operations, the Company produces and sells bottled Frappuccino® coffee drinks, Starbucks DoubleShot™ coffee drink, and a line of superpremium ice creams through its joint venture partnerships. The Company’s brand portfolio provides a wide variety of consumer products. Tazo Tea’s line of innovative premium teas and Hear Music’s exceptional compact discs enhance the Starbucks Experience through best-of-class products. The Seattle’s Best Coffee® and Torrefazione Italia® Coffee brands enable Starbucks to appeal to a broader consumer base by offering an alternative variety of coffee flavor profiles.

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, including anticipated store openings, comparable store sales expectations, trends in or expectations regarding the Company’s revenue and expense growth, capital expenditures, effective tax rate, net earnings and earnings per share results, are all based on currently available operating, financial, and competitive information and are subject to various risks and uncertainties. Actual future results and trends may differ materially depending on a variety of factors including but not limited to, coffee, dairy and other raw material prices and availability, successful execution of internal performance and expansion plans, fluctuations in U.S. and international economies, ramifications from the war on terrorism, or other international events or developments, the impact of initiatives by competitors, the effect of legal proceedings, and other risks detailed in the Company’s filings with the Securities and Exchange Commission.

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